From:	EnviroStar, Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR RELEASE: Monday, May 14, 2012 at 10:00 AM

EnviroStar Inc. Announces Third Quarter Results

Miami, FL – May 14, 2012, – EnviroStar Inc (NYSE Amex:EVI) today reported revenues and earnings for the nine and three month periods ended March 31, 2012.

For the nine month period of fiscal 2012, revenues increased by 10.3% to $16,409,609 from $14,882,829 in the same period of fiscal 2011.  Net earnings for the nine month period of fiscal 2012 increased by 5.4% to $322,578 or $.05 per share compared to net earnings of $305,907 or $.04 per share for the same period of fiscal 2011.

For the third quarter of fiscal 2012, revenues increased 7.4% to $5,119,488 from $4,764,570 in the same period of fiscal 2011. Net earnings for the third quarter of fiscal 2012 decreased by 19.8% to $73,684 or $.01 per share from $91,841 or $.01 per share for the same period of fiscal 2011.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar Inc., stated “The decrease in earnings for the third quarter can be attributed mostly to the increased expenses needed to reorganize our license operations in Mexico.” He also indicated that the economy still presents a challenge, however, new orders are trending higher and foreign shipments increased by 9.6% during the nine month period of fiscal 2012 when compared to fiscal 2011.

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning those factors are discussed in Company reports filed with the Securities and Exchange Commission.

EnviroStar, Inc. and Subsidiaries   (NYSE Amex:EVI)

Summary Unaudited Consolidated Statements of Income

	Nine months ended March 31,		Three months ended March 31,
	2012	2011	2012	2011

Revenues	$16,409,609	$14,882,829	$5,119,488	$4,764,570

Earnings before income taxes	522,880	493,783	119,320	147,477
Provision for income taxes	200,302	187,876	45,636	55,636

Net earnings	$322,578	$305,907	$73,684	$91,841

Basic and diluted earnings per share	$.05	$.04	$.01	$.01

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732	7,033,732	7,033,732